Exhibit 21

Subsidiaries of Hanger, Inc. as of December 31, 2018

State or Other Jurisdiction of Incorporation or
Name	Organization
Accelerated Care Plus Corp.	Delaware
Accelerated Care Plus Leasing, Inc.	Delaware
Advanced Prosthetics Center, LLC	Nebraska
Advanced Prosthetics of America, Inc.	Florida
Faith Prosthetic-Orthotic Services, Inc.	North Carolina
Genesis Medical Group, LLC	Oregon
Hanger, Inc.	Delaware
Hanger National Laboratories, LLC	Delaware
Hanger Prosthetics & Orthotics, Inc.	Delaware
Hanger Prosthetics & Orthotics East, Inc.	Delaware
Hanger Prosthetics & Orthotics West, Inc.	California
Health in Motion, LLC	Delaware
Innovative Neurotronics, Inc.	Delaware
Linkia, LLC	Maryland
MMAR Medical Group, Inc.	Texas
Nascott, Inc.	Delaware
Prosthetic Laboratories of Rochester, Inc.	Minnesota
Sawtooth Orthotics and Prosthetics, Inc.	Idaho
SCOPe Orthotics & Prosthetics, Inc.	California
Southern Prosthetic Supply, Inc.	Georgia
Suncoast Orthotics & Prosthetics, Inc.	Florida
SureFit Shoes, LLC	Delaware
TMC Orthopedic, LP	Texas